AMERICAN EAGLE ENERGY INC. ENTERS LETTER OF INTENT TO MERGE WITH ETERNAL ENERGY CORP.

Billings, Montana; February 23, 2011 – American Eagle Energy Inc. (OTCBB:AMZG; “American Eagle” or the “Company”) is pleased to announce today that it has executed a non-binding letter of intent to merge with Eternal Energy Corp.  Pursuant to the terms of the letter of intent, the Company will merge into a wholly-owned subsidiary of Eternal Energy, which will be the surviving entity.  American Eagle currently anticipates that it will seek to enter into a definitive agreement shortly after each party files its Annual Report on Form 10-K for its most recent fiscal year.

The Company currently expects that, immediately following the closing of the possible merger, the resulting company, through a reverse split, will reduce the number of outstanding shares of common stock that would result from the merger transaction.  In addition, American Eagle anticipates that the resulting company will file an application to list its common stock on a senior exchange.

“This proposed merger provides a unique opportunity in the near term for American Eagle and Eternal Energy to consolidate their respective interests in several low risk Bakken properties in Saskatchewan and North Dakota with a large, highly prospective acreage position in the Montana portion of the rapidly emerging Alberta Bakken play.  In the longer term, the combined company will also provide better leverage for development of the other recently announced American Eagle oil plays located in Montana,” stated Richard Findley, the Company’s President and Chief Executive Officer.  “The individual strengths of the two management teams and their previous experience in these areas should provide significant depth for the new company to draw on as it moves forward in executing its post merger plans.”

The closing of the possible merger is subject to, among other items, (i) the successful completion of standard due diligence by the parties, (ii) the negotiation, execution, and delivery of a definitive merger agreement, (iii) Eternal Energy obtaining an acceptable opinion of an investment banking firm to the effect that the possible merger is fair to it and to its stockholders, (iv) the registration of the common stock currently contemplated to be issued to the stockholders of American Eagle, and (v) the approval of the transaction by the boards of directors of both companies and by the stockholders of American Eagle.  The ratio of stockholdings between the companies at the closing of the possible merger, exclusive of any presently outstanding options, is currently anticipated to be 80% to the Company’s legacy stockholders and 20% to the legacy stockholders of Eternal Energy.

About American Eagle Energy Inc.:

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the Company, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, American Eagle Energy Inc.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  Persons are encouraged to read our Annual Report on Form 10-K for the year ended April 30, 2010 and our other documents subsequently filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release.  Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov).  The Company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Richard Findley
Chief Executive Officer
American Eagle Energy Inc.
406-294-9765